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                                                                   EXHIBIT 10.11

                            ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement (the "Agreement") is made and entered into as of this 14th day of March, 2002 (the "Execution Date") by and between FGL Acquisitions, LLC, a Delaware limited liability company (the "Buyer"), on the one hand, and Friede & Goldman Ltd., a Mississippi corporation ("FGL"), and Friede Goldman Halter, Inc., a Mississippi corporation ("FGH"), Debtor and Debtor-in-Possession (FGL and FGH are collectively, the "Seller") under jointly administered Case No. 01-52173 (collectively, the "Case") in the United States Bankruptcy Court in the Southern District of Mississippi (the "Bankruptcy Court") filed on April 19, 2001.

                                    RECITALS

A. Seller is engaged in a variety of businesses related to the design, manufacture, conversion and modification of offshore drilling rigs, marine vessels and engineered products for the maritime and offshore energy industries. The relevant line of business for the purposes of this Agreement is the Seller's business segment specifically involved in naval architecture and marine engineering, serving the offshore drilling and production industry, and known within the Seller's operations as F&G Limited (the "Business").

B. Seller wishes to sell to Buyer substantially all the assets it uses in connection with the Business at the price and on the other terms and conditions specified in detail below and Buyer wishes to so purchase and acquire such assets from Seller.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.  Transfer of Assets

     1.1 Purchase and Sale of Assets. On the Closing Date, as hereinafter defined, in consideration of the covenants, representations and obligations of Buyer hereunder, and subject to the conditions hereinafter set forth, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller all of Seller's right, title and interest as of the Closing Date in and to the Business and all properties, assets and rights of any kind, whether tangible, real, personal or mixed, used or held for use by Seller predominately in the conduct of the Business and owned by or in the possession of Seller (or, to the extent specified below, by certain of its affiliates) on the Closing Date (other than Excluded Assets), including the following assets, wherever located (collectively, the "Property");

           1.1.1 Leases and Contracts. Subject to Section 1.3, all rights, title and interest of Seller (or, in the case of the leases described in clause (i) below, by FGH and its subsidiary, Friede Goldman Offshore, Inc., as applicable) as of the Closing Date in and to all leases, contracts, licenses, purchase and sales orders, commitments and other agreements and proposals and other contractual rights, commitments or obligations of such party or parties which relate predominantly to the Business (collectively, the "Contracts"), including those (i) real property leases described on EXHIBIT "A-1" to this Agreement (collectively, the "Real Property Leases"), (ii) equipment, personal property and intangible property leases, rental agreements, licenses,

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contracts, agreements and similar arrangements described on EXHIBIT "A-2" to this Agreement (collectively, the "Other Leases"), (iii) other contracts, leases, orders, purchase orders, licenses, contracts, agreements and similar arrangements described on EXHIBIT "A-3" (collectively, the "Other Contracts" and together with the Other Leases, the "Other Leases and Contracts").

           1.1.2 Intellectual Property. (i) All inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, divisions, substitutions and reexaminations thereof, and all priority rights with respect thereto, (ii) all trademarks, service marks, trade dress, get-ups, logos, trade names, domain names and addresses and corporate names and other distinctive material, including the name and trademark "Friede & Goldman" together with all translations, adaptations, derivations and combinations thereof for use in connection with the Business, and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, and all priority rights with respect thereto, (iii) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, and all rights in databases, (iv) all mask works and all applications, registrations and renewals in connection therewith,
(v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals) and all related rights, (vi) all computer software and software licenses (including data and related documentation), to the extent rights therein are transferable by FGL and/or FGH,
(vii) design rights (whether registered or unregistered, including applications therefor), (viii) all other proprietary rights, and (ix) all copies and tangible embodiments thereof (in whatever form or medium), to the extent (i)-(ix) are used or held for use by FGL predominantly in the Business, including those listed on EXHIBIT "A-4" (collectively, the "Intellectual Property").

           1.1.3 Licenses, Permits and Approvals. All transferable rights and incidents of interest in and to all licenses, permits, franchises, certifications, permissions, consents, authorizations and approvals, if any, (collectively, "Permits") which relate predominantly to the Business and have been issued to FGL by any Governmental Authority or permitting, licensing, accrediting or certifying agency.

           1.1.4 Prepaid Expenses, Advances and Deposits. All prepaid expenses, advances to third parties and deposits with third parties of Seller as of the Closing Date relating to the Business, but only to the extent that they are included as current assets on a balance sheet for the Business prepared as of the Closing Date in accordance with Seller's Accounting Principles.

           1.1.5 Records. All books or records currently used by FGL in connection with operating the Business other than the corporate minute book and stock ledger of FGL.

           1.1.6 Telephone and Facsimile Numbers; Website and Internet Domain Names. All transferable interests of FGL as of the Closing Date in (a) all telephone, telex and facsimile numbers used predominantly in the Business, (b) all listings relating predominantly to the Business in all telephone books and directories and (c) the Website "www.fng.com" (the

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"Website"), including all right, title and interests of FGL and/or FGH, if any, in the domain name of the Website, Seller's rights to the use of the URL and the HTML codes and other similar codes and software program language supporting the Website and the Java, Java Script, DHTML, ASP, JSCRIPT, VBSCRIPT, Java Beans, Active X, C++, J++, Perl codes and other similar codes, including software proprietary to Seller and created, modified or used by Seller predominantly in the development, generation and performance of the Website (collectively, the "Source Codes").

           1.1.7 Advertising. All advertising, marketing and promotional concepts and materials, and all other printed, written or electronic materials prepared predominantly for use in the Business.

           1.1.8 Other Intangible Property. All intangible personal property not described in the preceding Sections which is owned or held by FGL and used predominantly in connection with the Business, but in all cases only to the extent of Seller's interest therein and only to the extent transferable, together with all books, records and like items pertaining exclusively to the Business (collectively, the "Intangible Property"), including, without limitation, the items identified on EXHIBIT "B" hereto. As used in this Agreement, Intangible Property shall in all events exclude (a) any materials containing privileged communications or information about employees, disclosure of which would violate an employee's reasonable expectation of privacy and any other materials which are subject to attorney-client or any other privilege or requirement to maintain confidentiality (including any rights to assert privilege) and (b) Seller's corporate books and records relating to its organization and existence.

           1.1.9 Tangible Personal Property. All of those items of Seller's equipment and tangible personal property (and, with respect to all computer software and software licenses, to the extent rights therein are transferable by FGL and/or FGH), including those listed in EXHIBIT "C" attached to this Agreement, and any other tangible personal property acquired by Seller after the date hereof but prior to the Closing Date exclusively in connection with the Business, including all items of tangible personal property which are located at premises of the Business as of the date hereof (or, if acquired after the date hereof, as of the Closing Date) (collectively, the "Personal Property"). As used in this Agreement, the Personal Property shall not include the Inventory.

           1.1.10 Accounts Receivable. All accounts, notes and other receivables of FGL as of the Closing Date and all rights to bill and receive payment for products shipped or delivered and/or services performed but unbilled or unpaid as of the Closing Date to the extent relating to the Business and included as Current Assets.

           1.1.11 Inventory. All supplies, goods, materials, work in process, inventory and stock in trade owned by FGL exclusively for use or sale in the ordinary course of the Business and included as Current Assets (collectively, the "Inventory").

           1.1.12 Miscellaneous Assets. All such other assets, properties, interests in properties and rights owned by Seller as of the Closing Date that relate predominantly to the Business, including those that are (a) reflected in the November 30, 2001 balance sheet contained in EXHIBIT "D-1" (the "Base Balance Sheet") (or not so reflected as a result of being fully

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amortized or depreciated as of November 30, 2001 (the "Base Balance Sheet
Date")) or on the books and records of Seller relating predominantly to the Business, but excluding any such other assets, properties, interests and rights which have been disposed of by Seller in the ordinary course of business after the Base Balance Sheet Date, including those identified in EXHIBIT "D-2"; (b) acquired by Seller after the Base Balance Sheet Date and relating predominantly to the Business, including those identified in EXHIBIT "D-3"; or (c) that consist of items of tangible personal property located as of the Closing Date at the premises of the Business (other than items leased by Seller or any of its affiliates from unaffiliated parties); but in all events such assets shall not include any items listed on EXHIBIT "E" hereto.

     1.2    Excluded Assets.

          (a) Notwithstanding anything to the contrary in this Agreement, the Property shall not include the following (the "Excluded Assets"): (i) those items expressly excluded pursuant to the provisions of Sections 1.2.1, 1.2.2, 1.2.3, 1.2.4, 1.2.5, 1.2.6 below; (ii) all cash and cash equivalents (other than security deposits and advances); (iii) Inventory transferred or consumed by FGL in the ordinary course of the Business prior to the Closing Date; (iv) any lease, rental agreement, contract, agreement, license, purchase and sale order or other contract terminated or expired prior to the Closing Date in accordance with its terms or in the ordinary course of the Business; (v) any right, claim, chose in action, property or asset listed on EXHIBIT "E" hereto; (vi) all preference or avoidance claims and actions of the Seller, including, without limitation, any such claims and actions arising under Sections 544, 547, 548, 549, and 550 of the United States Bankruptcy Code; (vii) the Seller's rights under this Agreement and all cash and non-cash consideration payable or deliverable to the Seller pursuant to the terms and provisions hereof; or (viii) insurance proceeds, claims and causes of action with respect to or arising in connection with
     (A) any Contract which is not assigned to Buyer at the Closing Date, or (B) any item of tangible or intangible property not acquired by Buyer at the Closing Date.

          (b) If any claimant asserts that its cure amount with respect to any Real Property Lease or Other Lease and Contract is greater than the amount listed in the Sale Procedure Motion, then Buyer shall have the right to designate such Real Property Lease or Other Lease and Contract as an Excluded Asset; provided, however, that the Purchase Price shall not be adjusted for such cure amount and such cure amount shall be excluded from Assumed Liabilities.

           1.2.1 Trademarks. The corporate and trade name "Friede Goldman Halter, Inc." and any other corporate and trade names, trademarks and service marks and variations thereof of Seller or its affiliates that are not used substantially in the Business (including, without limitation, "Friede Goldman Offshore, Inc."), and the goodwill symbolized thereby and associated therewith.

           1.2.2 Nonassignable Contracts; Nonassignable Permits. (a) Any Contract or Permit for which the transfer or assignment thereof to Buyer requires the consent, approval, novation or waiver of a third person or entity which has not been obtained and, after giving effect to the Approval Order, remains in effect on the Closing Date, and (b) any nontransferable

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qualification or license to do business of FGL in any jurisdiction (domestic or foreign). Such nontransferable Contracts, Permits, qualifications and licenses are identified on EXHIBIT "F".

           1.2.3 Certain Claims. All rights and interests of FGL (a) in or under any agreement regarding the sharing of taxes; and (b) in and to any claims or causes of action (including any cross-claims or counter-claims) relating to any taxes (including any tax deposits, refunds, rebates, credits or other tax benefits).

           1.2.4 Records. All of FGH's books or records, currently used by the FGL in connection with operating the Business.

           1.2.5 Rights in Respect of Excluded Liabilities. All guarantees, warranties, indemnities and rights, claims and causes of action against any person in favor of Seller that would entitle Seller to recompense in respect of any Excluded Liability, except to the extent such guarantees, warranties, indemnities, rights, claims and causes of action would entitle Buyer to recompense for any Assumed Liability.

           1.2.6 Employee Plans. All the rights of Seller or any other party in, and all assets of, each of Seller's "employee benefit plans", as such term is defined in Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended (the "Plans").

     1.3 Instruments of Transfer. The sale, assignment, transfer, conveyance and delivery of the Property to Buyer and the assumption of liabilities provided herein by Buyer shall be made by assignments, bill of sale, deed, stock power and other instruments of assignment, transfer and conveyance provided for in
Section 3 below and such other instruments as may be agreed upon by Buyer and Seller, acting reasonably and in good faith.

2.  Consideration.

     2.1 Purchase Price. On the terms and subject to the conditions hereof, in consideration of the transfer of the Property and the other undertakings of Seller and Buyer:

           2.1.1 The cash consideration to be paid by Buyer to Seller for the Property (the "Purchase Price") shall be $8,000,000, subject to adjustment as provided in Section 2.3 below. Ninety percent of the Purchase Price will be paid in cash in accordance with 2.1.3 below on the Closing Date (the "Closing Payment");

           2.1.2 Concurrently with the mutual execution and delivery of this Agreement (the date of such mutual execution and delivery is sometimes referred to herein as the "Execution Date"), Buyer shall deposit into escrow (the "Escrow") with an escrow agent or company (the "Escrow Holder") reasonably designated by Seller $800,000 (the "Deposit") in immediately available, good funds (funds delivered in this manner are referred to herein as "Good Funds"), pursuant to joint escrow instructions to be delivered to and acknowledged by the Escrow Holder on or before the Execution Date. Such escrow instructions shall include the provisions set forth in this Subsection 2.1.2. Upon receipt of the Deposit, the Escrow Holder shall immediately deposit the Deposit into an interest-bearing account. The Deposit shall be refunded to Buyer in full upon the earlier of (x) the approval of any sale of the Property at the hearing on the Sale Motion (as defined in Section 8.3.2 below) other than the sale to Buyer pursuant to this

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Agreement, or (y) the termination of the transaction contemplated by this
Agreement by reason of Seller's default or (z) the failure to satisfy at Closing all conditions to Buyer's obligations set forth in Section 4.2 below on or before the Outside Date, unless Buyer executes and delivers a written waiver with respect to each such unsatisfied condition (each a "Seller Default Termination"). In the event the Deposit becomes refundable by reason of a Seller Default Termination, Escrow Holder shall immediately return the Deposit and all interest accrued thereon to Buyer to be retained by Buyer for its own account. If the transactions contemplated herein terminate by reason of Buyer's default, the Escrow Holder shall immediately disburse the Deposit and all interest accrued thereon to Seller to be retained by Seller for its own account. The Escrow Holder's escrow fees and charges shall be paid one-half by Seller and one-half by Buyer.

           2.1.3 On the Closing Date, Buyer shall (i) pay and deliver to Seller, by wire transfer in Good Funds, the Closing Payment (the Escrow Agent shall continue to hold the Deposit until the Purchase Price Adjustment has been determined pursuant to Section 2.3 below). The Closing Payment will be made in immediately available funds by bank wire transfer to the account which shall be designated by Seller to Buyer not later than the close of business on the second day (other than a Saturday or Sunday) on which business is generally conducted in Houston, Texas ("Business Day") immediately preceding the Closing Date.

           2.1.4 At the Closing, Buyer will assume the Assumed Liabilities of Seller by delivery of an executed assumption agreement with respect to the Assumed Liabilities described in Section 2.4 below.

     2.2 Allocation of Purchase Price. Prior to the Closing Date, Seller and Buyer shall mutually agree on the allocation of the Purchase Price, which allocation shall be done solely for tax purposes.

     2.3  Purchase Price Adjustment.

           2.3.1 On or before the third business day prior to the projected Closing Date, Buyer and Seller will cooperate with each other to agree on a mutually satisfactory agreed value of Inventory as of the Closing Date for purposes of calculating Current Assets of the Business. In the event they are unable to so agree, they will jointly select an independent accounting firm to determine such value as promptly as is practical, in which case the fees of such accounting firm will be paid equally by Buyer and Seller.

           2.3.2 Calculation of Net Working Capital at Closing Date. As soon as practicable, and in no event later than forty-five (45) days after the Closing Date, Buyer's accountants shall compute and deliver to Seller (a) the amount of Net Working Capital of the Business as of the Closing Date based on Seller's Accounting Principles (valuing Inventory in the manner set forth in Section 2.3.1) and in accordance with the relevant terms and conditions set forth herein, and (b) the difference between (i) the Net Working Capital of the Business as of the Closing Date (which shall include all Assumed Liabilities), and (ii) the Net Working Capital of the Business as shown on the Base Balance Sheet (which shall include only assets which comprise the Property) (the "NWC Difference"). Buyer shall provide Seller a summary reflecting how such computations were made. Seller and its accountants shall have the opportunity to review and comment on such computations.

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           2.3.3 Net Working Capital at Date of Base Balance Sheet. The Net
Working Capital calculation as shown on the Base Balance Sheet, calculated using the methods and conventions described above, is attached hereto as EXHIBIT "G".

           2.3.4 Payment of Adjustment Amounts. If the NWC Difference calculated pursuant to Section 2.3.1 above is a positive number (or zero), then Buyer shall, within ten business days of such computation by Buyer's independent public accountants, (x) direct the Escrow Holder to deliver the Deposit, together with interest thereon, to Seller and (y) pay Seller, by wire transfer, a cash amount equal to NWC Difference. If the NWC Difference calculated pursuant to Section 2.3.1 above is a negative number with an absolute value less than $800,000, then Buyer and Seller shall, within ten business days of such computation by Buyer's independent public accountants, direct the Escrow Holder to (i) deliver the Deposit, minus the absolute value of the NWC Difference to Seller, together with interest on such portion of the Deposit, and (ii) deliver the remainder of the Deposit (equal to the absolute value of the NWC Difference plus interest on such portion of the Deposit) to Buyer. If the NWC Difference calculated pursuant to Section 2.3.1 above is a negative number with an absolute value greater than $800,000, then Seller shall, within ten business days of such computation by Buyer's independent public accountants, (A) direct the Escrow Holder to deliver the Deposit, together with interest thereon, to Buyer and (B) pay Buyer, by wire transfer, a cash amount equal to the absolute value of the NWC Difference minus $800,000.

           2.3.5 Disputes. Within five (5) days of receipt of the computations referred to in Section 2.3.1 above, the Seller shall notify the Buyer if it disputes any aspect of such computations or accepts them. If the Buyer disputes such computations, the parties shall work together in good faith to resolve the dispute. If they are unable to resolve the dispute, the dispute shall be referred to such nationally recognized accounting firm as the Buyer and Seller may mutually agree upon which decision shall be binding on the parties hereto, or if they are unable to agree, as designated by the Bankruptcy Court.

           2.3.6 Definitions. As used in this Agreement, the term "Seller's Accounting Principles" means those accounting principles, applied in a manner consistent with the preparation of the Base Balance Sheet and in accordance with the Seller's historical accounting principles and methods (as applied by Seller in the preparation of its internal business unit financial statements for the calendar year ended December 31, 2000), but valuing Inventory in the manner set forth in Section 2.3.1 and using the definition of Current Assets, Current Liabilities and Net Working Capital as set forth herein; the term "Current Assets" means the amounts reflected as current assets of the Business on its financial statements determined in accordance with Seller's Accounting Principals and includes, but is not limited to, items such as accounts receivable (less reserves for doubtful accounts), costs in excess of billings, contract work in progress, short-term investments, deposits of all types, inventory and current prepaid assets; provided, however, that neither cash, nor cash equivalents, nor any other asset that is an Excluded Asset shall be considered a Current Asset; the term "Current Liabilities" means the amounts reflected as current liabilities of the Business on its financial statements determined in accordance with Seller's Accounting Principles and includes, but is not limited to, items such as post-petition accounts payable, billings in excess of costs, accrued expenses, and unpaid accrued taxes; provided, however, that (a) each obligation that is an Assumed Liability shall be deemed a Current Liability to the extent that it would be a balance sheet liability or subject to a loss reserve

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under Seller's Accounting Principles, (b) current maturities of indebtedness for borrowed money or capital leases (including interest thereon) shall be deemed not to be Current Liabilities and (c) accruals in respect of employee vacation time or other employee expenses or benefits not assumed by Buyer shall be deemed not to be Current Liabilities; and the term "Net Working Capital" means the difference between the Current Assets and the Current Liabilities of the Business as of the date of computation.

     2.4 Assumed Liabilities. Buyer shall, effective from and after the Closing Date, assume and perform, and indemnify Seller in respect of, (i) all liabilities and obligations accruing under the Real Property Leases and under the Other Leases and Contracts on and after the Closing Date and/or otherwise required to be performed with respect to the Property on or after the Closing Date to the extent included in accrued liabilities on the balance sheet, (ii) all post-petition accounts payable and similar obligations included as Current Liabilities for purposes of determining the NWC Difference and (iii) and any and all liabilities asserted by Jerome L. Goldman in the Motion for Order to Compel Assumption or Rejection of Executory Contracts filed in the Case (the "Goldman Claim"); provided, that Buyer shall pay all cure amounts owing under any of the Real Property Leases and Other Leases and Contracts as of the Closing which the Bankruptcy Court may order to be paid as a condition to the Seller's assignment of any Real Property Lease or Other Lease or Contract (collectively, all of the foregoing liabilities, obligations and cure amounts are the "Assumed Liabilities").

     2.5 Excluded Liabilities. Other than the liabilities and obligations of Seller expressly assumed by Buyer hereunder, Buyer is not assuming and shall not be liable for any liabilities or obligations of Seller including, without limitation, each of the following liabilities and obligations: (i) all taxes of Seller that do not relate to the Business or the Property and, except to the extent included as Current Liabilities, all taxes which relate to the Business or Property; (ii) any and all obligations arising out of or attributable to any failure of Seller to own or operate the Business or the Property in accordance with applicable laws and regulations; (iii) except to the extent included as Current Liabilities, any and all liabilities or obligations with respect to the employment by Seller of its employees and consultants, including salaries, payroll taxes, withholding taxes, workers' compensation and unemployment compensation and all liabilities with respect to contributions to be made in respect of service for all periods through the Closing Date under any Plan; (iv) any and all liabilities and obligations with respect to any products or services sold before the Closing Date arising out of any bodily injury, death or property damage (or related economic loss) occurring prior to the Closing Date; any and all obligations, responsibilities and liabilities associated with environmental laws and regulations arising from the operation of the Business or ownership of the Property prior to the Closing Date (whether such liabilities relate to Seller's ownership or those of any predecessor owner, tenant, occupant or user);
(v) except for the Goldman Claim, any and all liabilities of Seller under any lawsuits, claims, administrative or other proceedings; and (vi) any and all obligations and liabilities for money borrowed and included as Current Liabilities.

3.  Closing of Transactions.

     3.1 Closing. The Closing of the transactions provided for herein (the "Closing") shall take place at the offices of Andrews & Kurth LLP, 600 Travis, Suite 4200, Houston, Texas 77002.

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     3.2 Closing Date. The Closing shall be held within five days after satisfaction or waiver of the conditions to closing in Section 4 (the "Closing Date") but in no event later than May 31, 2002; provided, however, that the Closing Date shall automatically be extended for consecutive 30 day periods if the only conditions remaining to be satisfied are the conditions specified in Sections 4.1.8 or 4.2.4 (such date, as so extended, the "Outside Date"). In the event the conditions to Closing (other than the condition specified in Section
4.1.8 and 4.2.4) have not been satisfied or waived by the Outside Date, then any party who is not in default hereunder may terminate this Agreement; provided that nothing in this Section 3.2 shall relieve any party from any liability for any breach of this Agreement. Alternatively, the parties may mutually agree to an extended Closing Date. Until this Agreement is either terminated or the parties have agreed upon an extended Closing Date, the parties shall diligently continue to work to satisfy all conditions to Closing.

     3.3 Seller's Deliveries to Buyer at Closing. On the Closing Date, Seller shall make the following deliveries to Buyer:

           3.3.1 Assignment and Assumption Agreement. An Assignment and Assumption Agreement, duly executed by Seller, pursuant to which Seller assigns the Real Property Leases and the Other Leases and Contracts, and Buyer agrees to perform and discharge the Assumed Liabilities and indemnify Seller in respect thereof (the "Assignment and Assumption Agreement").

           3.3.2 Bill of Sale. A bill of sale, duly executed by Seller, pursuant to which Seller transfers the Property other than the Real Property Leases and the Other Leases and Contracts to Buyer (the "Bill of Sale").

           3.3.3 Other. All other documents and papers required to be delivered by Section 4.2 as conditions to the Closing and such other documents and papers with respect to the corporate and other proceedings contemplated by this Agreement (including such documentation relating to third party consents as has been received by Seller, to the extent required to transfer rights of Seller hereunder) as Buyer shall reasonably request.

     3.4 Buyer's Deliveries to Seller at Closing. On the Closing Date, Buyer shall make or cause the following deliveries to be made to Seller:

           3.4.1 Closing Payment. That portion of the Purchase Price to be delivered by Buyer directly to Seller at the Closing under Section 2.1

           3.4.2 Assignment and Assumption Agreement. The Assignment and Assumption Agreement, duly executed by Buyer.

           3.4.3 Other. All other documents and papers required to be delivered by Section 4.1 as conditions to the Closing and such other documents and papers with respect to the corporate and other proceedings contemplated by this Agreement (including such documentation as to third party consents as has been received by Buyer) as Seller shall reasonably request.

     3.5 Sales, Use and Other Taxes. In accordance with Section 1146(c) of the Bankruptcy Code, the making or delivery of any instrument of transfer, including the filing of any deed or

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other document of transfer to evidence, effectuate or perfect the rights, transfers and conveyances contemplated by this Agreement, shall be in contemplation of a plan or plans of reorganization to be confirmed in the Case, and as such shall be free and clear of any and all transfer tax, stamp tax, motor vehicle title transfer tax or fee or similar taxes. The instruments transferring the Property to Buyer shall contain the following endorsement, or an endorsement of similar effect:

     "Because this [instrument] has been authorized pursuant to Order of the United States Bankruptcy Court for the Southern District of Mississippi, in contemplation of a plan of reorganization of the Grantor, it is exempt from transfer taxes, stamp taxes or similar taxes pursuant to 11 U.S.C. (S) 1146(c)."

     In the event that, notwithstanding the above provisions, any (a) real estate transfer taxes or similar taxes or charges are required to be paid in order to record the deeds to be delivered to Buyer in accordance herewith, or in the event any such taxes are assessed at any time thereafter, or (b) sales, use, transfer or other similar taxes or charges are assessed at Closing or at any time thereafter on the transfer of any other Property, then in each instance such taxes or charges incurred as a result of the transactions contemplated hereby shall be paid by Buyer.

     3.6 Possession. Right to possession of the Property shall transfer to Buyer on the Closing Date. Seller shall transfer and deliver to Buyer on the Closing Date such keys, lock and safe combinations and other similar items as Buyer shall require to obtain immediate and full occupation and control of the Property, and shall also make available to Buyer at FGL's premises the originals of all documents in Seller's possession that are required to be transferred to Buyer by this Agreement.

4.  Conditions Precedent to Closing.

     4.1 Conditions to Seller's Obligations. Seller's obligation to make the deliveries required of Seller at the Closing Date shall be subject to the satisfaction or waiver by Seller of each of the following conditions at or prior to Closing.

           4.1.1 Representations and Warranties; Covenants. All of the representations and warranties of Buyer contained herein shall continue to be true and correct at the Closing in all material respects, all covenants and obligations to be performed by Buyer prior to the Closing shall have been performed in all material respects and Buyer shall have certified the foregoing to Seller in writing.

           4.1.2 Transfer Documents. Buyer shall have executed and delivered to Seller the Assignment and Assumption Agreement.

           4.1.3 Closing Payment. Seller shall have received the total Closing Payment in immediately available funds.

           4.1.4 Deposit in Escrow. The Escrow Agent shall hold the Deposit pursuant to joint written instructions from Buyer and Seller.

           4.1.5 Buyer's Corporate Action. Buyer shall have delivered to Seller appropriate evidence of all necessary action by Buyer in connection with the transactions contemplated hereby, including, without limitation: (i) certified copies of resolutions duly adopted by Buyer's Board of Directors approving the transactions contemplated by this Agreement and authorizing the execution, delivery, and performance by Buyer of this Agreement; and (ii) a certificate as to the incumbency of officers of Buyer executing this Agreement and any instrument or other document delivered in connection with the transactions contemplated by this Agreement.

           4.1.6 Modec Guaranty. Concurrently with or prior to the execution and delivery of this Agreement, Buyer shall have caused MODEC, Inc. to execute and deliver to Seller a guaranty of all of Buyer's obligations under this Agreement and under any documents executed by Buyer in favor of Seller pursuant hereto.

           4.1.7 Absence of Legal Proceedings. No action, suit or other proceedings shall be pending before any court, tribunal or governmental authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain substantial damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any law, decree or regulation of any governmental authority having appropriate jurisdiction.

           4.1.8 Order of Bankruptcy Court. The Bankruptcy Court shall have entered the Procedure Order in accordance with Section 8.3.1 below and the Approval Order in accordance with Section 8.3.2 below and the Approval Order shall not have been stayed and shall be a non-appealable order as of the Closing Date.

     4.2 Conditions to Buyer's Obligations. Buyer's obligation to make the deliveries required of Buyer at the Closing shall be subject to the satisfaction or waiver by Buyer of each of the following conditions at or before Closing:

           4.2.1 Representations and Warranties; Covenants. All representations and warranties of Seller contained herein shall continue to be true and correct at the Closing in all material respects, all covenants and obligations to be performed by Seller prior to the Closing shall have been performed in all material respects and FGH shall have certified the foregoing to Buyer in writing; provided, however, that FGH may certify that its representations and warranties contained in Section 5 of this agreement are true and correct to the best of its actual knowledge.

           4.2.2 Transfer Documents. Seller shall have executed and delivered to Buyer the Assignment and Assumption Agreement, the Bill of Sale and each other document reasonably requested by Buyer pursuant to Section 1.3.

           4.2.3 Absence of Legal Proceedings. No action, suit or other proceedings shall be pending before any court, tribunal or governmental authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain substantial damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any law, decree or regulation of any governmental authority having appropriate jurisdiction.

           4.2.4 Order of Bankruptcy Court. The Bankruptcy Court shall have entered the

Procedure Order in accordance with Section 8.3.1 below and the Approval Order in accordance with Section 8.3.2 below and the Approval Order shall not have been stayed and shall be a non-appealable order as of the Closing Date.

     4.3 Termination. If any of the above conditions is neither satisfied nor waived on or before the date by which the condition is required to be satisfied, the party who is not then in default hereunder may terminate this Agreement by delivering to the other written notice of termination. Any waiver of a condition shall be effective only if such waiver is stated in writing and signed by the waiving party; provided, however, that the consent of a party to the Closing shall constitute a waiver by such party of any conditions to Closing not satisfied as of the Closing Date.

     4.4  Special Termination.

          (a) Seller may, at its option, elect to terminate this Agreement and its obligations hereunder at any time on or before the fifth (5th) business day following the completion of the Auction approved by the Procedure Order (or if no Auction is held, five (5) business days following the date set for the Auction) by delivery to Buyer of (i) written notice of termination and (ii) Good Funds in the Amount of the Termination Fee (defined below).

          (b) The amount of the termination fee which Seller shall pay Buyer upon its election to terminate this Agreement pursuant to Section 4.4(a) shall be $600,000 (the "Termination Fee"). The Termination Fee shall constitute Buyer's liquidated damages, and Seller's payment of the Termination Fee shall be Buyer's sole and exclusive remedy for Seller's termination of this Agreement under Section 4.4(a) and for any breaches occurring prior to termination pursuant to Section 4.4(a).

5. Seller's Representations and Warranties. Seller hereby makes the following representations and warranties to Buyer as of the date hereof and as of the Closing Date, as follows; provided however, that Seller makes no representation or warranty to Buyer hereunder as to any matter that is known to the President, the Senior Vice President or the Manager of Proprietary Technology of FGL as of the date hereof or as of the Closing Date:

     5.1 Validity of Agreement. Upon obtaining the Approval Order, this Agreement shall constitute the valid and binding obligation of Seller enforceable in accordance with its terms.

     5.2 Organization, Standing and Power. FGL is a corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi and FGH is a corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi. Subject to the applicable provisions of bankruptcy law, the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on part of each Seller and each Seller has all requisite corporate power and authority to own, lease and operate its properties, to carry on its business as now being conducted and, subject to the Seller's obtaining the Approval Order, to execute, deliver and perform this Agreement and all writings relating hereto.

     5.3 No Conflicts or Violations. Except in each case for matters (a) that would not individually or in the aggregate have a material adverse effect on the Business or the Property, or (b) that are excused by or unenforceable as a result of the Sellers' filing of the Case, or that are otherwise rendered inapplicable in connection with the Case or the Approval Order:

          (i) Upon obtaining the Approval Order, the execution and delivery of this Agreement, the consummation of the transactions herein contemplated, and the performance of, fulfillment of and compliance with the terms and conditions hereof by Seller do not and will not: (A) conflict with or result in a breach of the articles of incorporation or the by-laws of Seller; (B) violate any statute, law, rule or regulation, or any order, writ, injunction or decree of any court or governmental authority; or (C) violate or conflict with or constitute a default under any agreement, instrument or writing of any nature to which Seller is a party or by which Seller or its assets or properties may be bound.

          (ii) Except as listed or described in EXHIBIT "H", no consent, approval, waiver, exception, order or authorization of, or registration, declaration or filing with, or notice to, any governmental authority is required to be obtained or made by or with respect to Seller or its affiliates in connection with the execution, delivery and performance of this Agreement by Seller or the consummation by it of the transactions contemplated hereby. Without limiting the generality of the foregoing, except for this Agreement, no person has any option, right of first refusal, right of first offer or similar right to purchase or otherwise acquire a portion of the Property or the Business and neither Seller nor any of its affiliates has entered into any letter of intent, commitment or agreement (whether oral or written) regarding any such purchase or acquisition.

     5.4 Absence of Changes. Except (a) as described on EXHIBIT "I" or otherwise disclosed in any other Exhibits hereto (b) as expressly contemplated by this Agreement or (c) with regard to any matters known to any member of the management buyout team of Buyer, since November 30, 2001 (except as otherwise expressly indicated), and through the date hereof, the Business has been conducted in the ordinary course consistent with past practice and there has not been: (i) any damage, destruction or casualty loss (whether or not covered by insurance) affecting the Property or the Business which, in any individual case or in the aggregate, has materially impaired FGL's ability to conduct its Business or (ii) any material transaction other than in the ordinary course of Business consistent with past practice, unless approved by Paul R. Geiger, Jr. or any employee under his supervision (collectively, the "Specified Representatives"); or (iii) any material adverse amendment or termination by FGL (other than any amendment or termination approved by any Specified Representative) of any Contract listed in Item 1 of EXHIBIT "A-1" or, except as described in EXHIBIT "A-3", Items 1, 2, 3 or 4 of EXHIBIT "A-3", or the termination of any material rights to the intellectual property described in items C and D of EXHIBIT "A-4".

     5.5 Compliance with Applicable Laws; Governmental Authorizations. Except as described on EXHIBIT "J" and except for any matters that would not result in any fine or monetary obligation being imposed on Buyer or, after giving affect to the Approval Order, on the Property (a) the Business is not being and has not been conducted in violation of, and Seller is not in default in any material respect under, any applicable law including but not limited to the export laws and regulations of the United States of America, (b) Seller has not received notice of any such violation with respect to the Business and (c) Seller knows of no basis for any allegation of material non-compliance with any applicable law by Seller or any facts which, with or without the giving of notice or passage of time, would reasonably be expected to result in a material non-compliance with any applicable law by Seller with respect to the Business. Seller has all material Permits and authorizations necessary in the conduct of the Business as presently conducted; such Permits and authorizations are in full force and effect; and no proceeding is pending against Seller or, to the actual knowledge of Seller, pending against any such Person or threatened to revoke or limit any thereof.

     5.6 Title to Property and Related Matters. Except as described in EXHIBIT "A-3", EXHIBIT "A-4", EXHIBIT "A-4B", or EXHIBIT "J", Seller has good, valid and marketable title to (or valid and enforceable leasehold, license or interests in) the Property, which will be sold to Buyer free and clear of all mortgages, liens, security interests, easements, covenants, restrictions or other encumbrances (collectively, "Liens") pursuant to the Approval Order, except for Liens expressly provided in this Agreement.

     5.7 Intellectual Property. Except for matters that would not have a material adverse effect on the Business, to the actual knowledge of the Chairman of the Board, President, Chief Executive Officer, Senior Vice President and Senior Vice President--Finance of FGH and the Chief Executive Officer of FGL:

           5.7.1 The Intellectual Property is identified on EXHIBIT "A-4" and it is all the intellectual property that seller needs to operate the Business and, except as described on EXHIBIT "A-4", Seller owns all right, title, and interest in and to or, as identified in EXHIBIT "A-4", has the right to use pursuant to a legal, valid, binding, and enforceable license, sublicense, agreement or permission all Intellectual Property and, to the knowledge of Seller, (a) no material breach or default exists with respect to Seller's right to own and use the Intellectual Property granted to Seller by third parties, (b) no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property except as set forth on EXHIBIT "A-4A", and (c) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or threatened which challenges the legality, validity or enforceability of the underlying item of Intellectual Property.

           5.7.2 Except as set forth on EXHIBIT "A-4B", Seller has not, and to the knowledge of Seller, Buyer will not, as a result of the continued operation of the Business by Buyer as presently conducted, interfere with, infringe upon, misappropriate, or otherwise come into conflict in the ownership or operation of the Business with any intellectual property rights of third parties, and none of Seller, any director, executive officer or Employee of Seller has received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that Seller must license or refrain from using any intellectual property rights of any third party).

           5.7.3 EXHIBIT "A-4C" identifies each license, sublicense, agreement or other permission which Seller has granted or agreed to grant to any third party and any Intellectual Property granted to Seller by third parties with respect to any of its Intellectual Property, and EXHIBIT "A-4" identifies each trade name used by Seller predominantly in connection with the Business. Except as set forth on EXHIBIT "A-4", with respect to each item of Intellectual

Property, (a) Seller possesses and has the right to assign all right, title, and interest in and to or a valid license, sublicense, agreement or other permission to use such item, free and clear of any Lien, injunction, judgment, order, decree, ruling or charge, or any pending or threatened action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand and (b) Seller has not, except in the ordinary course of business, agreed to indemnify any person for or against any interference, infringement, misappropriation or other conflict with respect to the item.

     5.8 Accounts Receivable. All accounts receivable included in the Property represent billings actually made in the ordinary course of business, and, to Seller's knowledge, are valid obligations of the obligors thereon in the amounts included in respect thereof in Current Assets. No representation or warranty is made by Seller with respect to percentage completion of Contracts.

     5.9 Contract Obligations. Upon the Closing, and after giving effect to the transactions set forth herein and the Approval Order, Buyer shall not be bound by or subject to any agreement or contract, written or oral, of Seller or any of its affiliates other than obligations and liabilities under the Contracts that are included among the Assumed Liabilities.

     5.10 Closing Date. All of the representations and warranties of Seller in this Section 5 and elsewhere in this Agreement and all information delivered in any schedule, attachment or exhibit hereto (including all amendments and supplements thereto) or in any certificate delivered by Seller to Buyer are accurate and complete as of the date of this Agreement and will be true and correct in all material respects as of the Closing Date.

6. Buyer's Representations and Warranties. Buyer hereby makes the following representations and warranties to Seller as of the date hereof and as of the Closing Date:

     6.1 Validity of Agreement. All action on the part of Buyer necessary for the authorization, execution, delivery and performance of this Agreement by Buyer, including, but not limited to, the performance of Buyer's obligations hereunder, has been duly taken. This Agreement, when executed and delivered by Buyer, shall constitute the valid and binding obligation of Buyer enforceable in accordance with its terms.

     6.2 Organization, Standing and Power. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite corporate power and authority to own, lease and operate its properties, to carry on its business as now being conducted and to execute, deliver and perform this Agreement and all writings relating hereto.

     6.3 No Conflicts or Violations. (a) The execution and delivery of this Agreement, the consummation of the transactions herein contemplated, and the performance of, fulfillment of and compliance with the terms and conditions hereof by Buyer do not and will not: (i) conflict with or result in a breach of the articles of organization or regulations of Buyer; (ii) violate any statute, law, rule or regulation, or any order, writ, injunction or decree of any court or governmental authority; or (iii) violate or conflict with or constitute a default under any agreement, instrument or writing of any nature to which Buyer is a party or by which Buyer or its assets or properties may be bound.

           (b) Except for approval by the Bankruptcy Court, no consent, approval, waiver, exception, order or authorization of, or registration, declaration or filing with, or notice to, any governmental authority is required to be obtained or made by or with respect to Buyer or its affiliates in connection with the execution, delivery and performance of this Agreement by Seller or the consummation by it of the transactions contemplated hereby.

     6.4 Funds. Buyer has sufficient funds available to consummate the transactions contemplated hereby.

7. DISCLAIMERS OF SELLER. BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, THE SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY MATTER RELATING TO THE PROPERTY INCLUDING, WITHOUT LIMITATION, INCOME TO BE DERIVED OR EXPENSES TO BE INCURRED IN CONNECTION WITH THE PROPERTY, THE PHYSICAL CONDITION OF ANY PERSONAL PROPERTY COMPRISING A PART OF THE PROPERTY OR WHICH IS THE SUBJECT OF ANY OTHER LEASE OR CONTRACT TO BE ASSUMED BY BUYER AT THE CLOSING, THE ENVIRONMENTAL CONDITION OR OTHER MATTER RELATING TO THE PHYSICAL CONDITION OF ANY REAL PROPERTY OR IMPROVEMENTS WHICH ARE THE SUBJECT OF ANY REAL PROPERTY LEASE TO BE ASSUMED BY BUYER AT THE CLOSING, THE ZONING OF ANY SUCH REAL PROPERTY OR IMPROVEMENTS, THE VALUE OF THE PROPERTY (OR ANY PORTION THEREOF), THE TRANSFERABILITY OF PROPERTY, THE TERMS, AMOUNT, VALIDITY OR ENFORCEABILITY OF ANY ASSUMED LIABILITIES, THE TITLE OF THE PROPERTY (OR ANY PORTION THEREOF) THE MERCHANTABILITY OF FITNESS OF THE PERSONAL PROPERTY OR ANY OTHER PORTION OF THE PROPERTY FOR ANY PARTICULAR PURPOSE, OR ANY OTHER MATTER OR THING RELATING TO THE PROPERTY OR ANY PORTION THEREOF, WITHOUT IN ANY WAY LIMITING THE FOREGOING, SELLER HEREBY DISCLAIMS ANY WARRANTY, EXPRESS OR IMPLIED, OR MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AS TO ANY PORTION OF THE PROPERTY. BUYER FURTHER ACKNOWLEDGES THAT BUYER HAS CONDUCTED AN INDEPENDENT INSPECTION AND INVESTIGATION OF THE PHYSICAL CONDITION OF THE PROPERTY AND ALL SUCH OTHER MATTERS RELATING TO OR AFFECTING THE PROPERTY AS BUYER DEEMED NECESSARY OR APPROPRIATE AND THAT IN PROCEEDING WITH ITS ACQUISITION OF THE PROPERTY, EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES. EXPRESSLY SET FORTH IN THIS AGREEMENT, BUYER IS DOING SO BASED SOLELY UPON SUCH INDEPENDENT INSPECTIONS AND INVESTIGATIONS. ACCORDINGLY, BUYER WILL ACCEPT THE PROPERTY AT THE CLOSING "AS IS," "WHERE IS," AND "WITH ALL FAULTS."

8.  Covenants Prior to Closing.

     8.1 Access to Records and Properties of Seller. From and after the date of this Agreement until the Closing Date, Seller shall, upon reasonable advance notice, afford to Buyer's officers, independent public accountants, counsel, lenders, consultants and other representatives, reasonable access during normal business hours to the Property and all records pertaining to the

Property or the Business. Buyer, however, shall not be entitled to access to any materials containing information in respect of any items excluded from the Intangible Property under Section 1.1.8. Buyer shall have no right hereunder to conduct any environmental or other assessment of the Property other than visual inspection and document review; provided, however, that Buyer may have a Phase I environmental assessment of the Real Property and the property subject to the Real Property Leases conducted by an environmental consultant of Buyer's choice. Buyer expressly acknowledges that nothing in this Section 8.1 is intended to give rise to any contingency to Buyer's obligations to proceed with the transactions contemplated herein.

     8.2 Operation of Seller's Business Pending Closing. Unless Buyer otherwise consents, during the period prior to the Closing Date, Seller shall use commercially reasonable efforts to operate the Business as currently operated and only in the ordinary course and, consistent with such operation, shall use commercially reasonable efforts to preserve intact the Business and its relationships with employees and persons having dealings with it.

     8.3  Bankruptcy Court Approvals.

           8.3.1 Bankruptcy Court Approval of Sale Procedures. Promptly following the Execution Date (and in no event later than three (3) business days thereafter), the Seller will file a motion (the "Sale Procedure Motion") with the Bankruptcy Court requesting the entry of an order (such order, in the form entered by the Bankruptcy Court, the "Procedure Order") on an expedited basis
(i) fixing the time, date, and location of a hearing (the "Approval Hearing") to approve Seller's consummation of this agreement, (ii) fixing the time and date of an auction (the "Auction") to be held as soon as practicable at the offices of Andrews & Kurth, Mayor, Day, Caldwell & Keeton, L.L.P. in Houston, Texas, at which higher and better offers may be presented to the Seller, (iii) providing that if Seller receives from a third party a higher and better offer for the Property at the Auction, and such third party offer is subsequently approved by the Bankruptcy Court and closes as provided by its terms, then this Agreement will be terminated and Buyer will be entitled to receive from the Seller a flat fee payment (not dependent on amounts actually expended or incurred by Buyer) in cash or other immediately available good funds in the amount of $250,000 (the "Break-Up Fee") which payment shall be made to the Buyer concurrently with the consummation and from the proceeds of such third party sale and shall constitute liquidated damages of Buyer, and shall be Buyer's sole and exclusive remedy in respect of such termination, (iv) no prospective purchaser will be permitted to bid at the Auction unless such party has been deemed "financially qualified" by HLHZ, Seller's investment banker, (v) no prospective purchaser who bids for the Property at Auction shall be entitled to purchase the Property unless such prospective purchaser offers to purchase the Property for consideration which is
(A) at least $500,000 greater than the consideration set forth in this Agreement (including all cash, non-cash consideration and assumed liabilities) and (B) otherwise on terms at least as favorable to the Seller as those set forth in this Agreement, and (vi) after any initial overbid, all further overbids must be in increments of at least $500,000. Should overbidding take place, the Buyer shall have the right, but not the obligation, to participate in the overbidding and to be approved as the overbidder at the Approval Hearing based upon any such overbid. Should an overbidder be approved at the hearing on the Sale Motion, Buyer shall deliver to such approved overbidder all third party reports, studies and the like resulting from Buyer's Due Diligence investigations. Following the filing of the Sale Procedure Motion, the Seller shall use reasonable efforts to obtain the Procedure Order (the date on which the Procedure Order is entered and becomes final is referred to herein as the "Sale Procedure Date").

           8.3.2 Bankruptcy Court's Approval of Sale. Promptly following the Execution Date, and contemporaneously with the filing of the Sale Procedure Motion, Seller shall file a motion with the Bankruptcy Court (the "Sale Motion") requesting entry of an order on an expedited basis (such order, in the form entered by the Bankruptcy Court, the "Approval Order") which (i) approves the sale of the Property to Buyer on the terms and conditions set forth in this Agreement, or such other terms as the Seller and successful bidder may approve, and authorizes the Seller to proceed with this transaction, (ii) includes a specific finding that Buyer is a good faith purchaser of the Property, (iii) states that the sale of the Property to Buyer shall be free and clear of all liens, encumbrances, offsets, arrearages, damages, and other claims and interests of any kind whatsoever (except as expressly provided in this Agreement), whether arising under terms of any contract assigned to Buyer pursuant to such sale or otherwise, (iv) approves the Seller's assumption and assignment of the pre-petition Real Property Leases and Other Leases and Contracts (collectively, the "Section 365 Contracts") pursuant to Section 365 of the United States Bankruptcy Code and orders the Buyer to pay any cure amounts payable to the other parties to the Section 365 Contracts as a condition to such assumption and assignment. In no event shall Buyer have the right to terminate this transaction by reason of the failure to assign all of the Section 365 Contracts so long as the Approval Order authorizes the Seller to assume and assign not less than ninety five percent (95%) both in number and aggregate value in dollars of such Section 365 Contracts. Following the filing of the Sale Motion, the Seller shall use reasonable efforts to obtain entry of the Approval Order. Both Buyer's and Seller's obligations to consummate the transactions contemplated in this Agreement shall be conditioned upon the Bankruptcy Court's entry of the Approval Order.

     8.4 Intellectual Property. If prior to the Closing Date and on the advice of counsel the parties mutually deem it necessary or advisable to protect or further confirm their rights in the Intellectual Property allocated to them under this Agreement, then the parties shall in good faith negotiate and enter into appropriate licensing, cross-licensing, consent or similar agreements with respect to such Intellectual Property.

     8.5 License to FGO. FGL and Buyer, and their respective successors and assigns, (collectively, "Grantors") for a period of fifteen (15) years after the Closing Date, in consideration for cash payments based on the demonstrable market value of such licenses, will grant, under customary terms and conditions, a separate, nonexclusive, worldwide license (each, a "License") to each of Friede Goldman Offshore, Inc., and its successors and assigns (including any entity formed in connection with any reorganization thereof) (collectively, "FGO"), PPL Shipyard Pte Ltd. ("PPL") and Jurong Shipyard Pte Ltd to construct and sell marine vessels using the Intellectual Property, including the ARCOS Rack Chock System (the "Rack Chock"); provided, that such market value shall, with respect to FGO, be no greater than the license fees paid by PPL for the JU-2000 and the FGL semi-submersible designs under contract with Santa Fe International Corporation, less a discount of twenty-five percent (25%) (the "Discount"); provided further, that (i) Grantors shall have no obligation to offer the Discount to a competitor of Grantors in the event that FGO, or substantially all of FGO's assets, is sold, transferred or assigned to such competitor and (ii) FGO shall not sell, transfer, or assign the right to such Licenses and/or the Discount to any competitor of Grantors. Notwithstanding the foregoing,

Grantors will grant to FGO, under customary terms and conditions, a nonexclusive, worldwide license for no less than a period of ten (10) years after the Closing Date for the Rack Chock for $400,000 per rig to be constructed for, and sold to, any person or entity; provided, however, that there shall be no Discount on, and the Discount shall not apply to, the Rack Chock.

     8.6 Further Actions. The Parties each agree to use all commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable in good faith to expedite the consummation of the transactions contemplated hereby by the expected Closing Date.

9.  Post Closing Covenants.

     9.1 Post-Closing Maintenance of and Access to Information. Without limiting Seller's rights under Section 10.2 with respect to the Case, Buyer will also comply with the following provisions:

          (a) The parties acknowledge that after Closing Seller or its successors may need access to information or documents in the control or possession of Buyer for the purposes of concluding the transactions herein contemplated, preparing or filing tax returns or responding to audits, Contracts and to satisfy other legal requirements, and to prosecute or defend third party claims.

          (b) Buyer shall not dispose of or destroy any of the records and files of the Business prior to the fourth anniversary of the Closing Date. If Buyer wishes to dispose of or destroy such records and files after that time, it shall first give fifteen (15) days' prior written notice to Seller, and Seller shall have the right, at its option and expense, upon prior written notice to Buyer within such sixty-day period, to take possession of the records and files within ninety (90) days after the date of the notice from Seller.

          (c) Buyer shall cooperate fully in connection with, and make available for inspection and copying by, Seller, its successors, and their respective employees, agents, counsel and accountants and/or governmental authorities, upon written request, such books, records documents and other information to the extent reasonably necessary to facilitate the purposes set forth in subsection (a) above and for other legitimate corporate purposes. In addition, Buyer shall cooperate with, and shall permit and use its best efforts to cause, its former and present directors, officers and employees to cooperate with, Seller on and after Closing in furnishing information, evidence, testimony and other assistance in connection with any action, proceeding, arrangement or dispute of any nature with respect to the Business or the Property and pertaining to periods prior to the Closing Date.

          (d) Seller shall be entitled to retain any records that relate to events or periods prior to Closing for purposes of pending litigation involving matters to which such records refer.

     9.2  Offer and Terms of Employment.

           9.2.1 Offer of Employment. Buyer agrees to offer (or to cause one of its affiliates to offer) employment to each Employee who is in the active employment of the

Business on the Closing Date on substantially the same terms and conditions, in the aggregate, and at the same rate of pay, as such Employee was employed on the day prior to the Closing Date and will offer such employment to any inactive Employee on the date the Employee returns to work as an active employee if such return occurs within twelve (12) weeks of the Closing Date (each such Employee who accepts Buyer's offer of employment, a "Continuing Employee"); provided, however, that this provision shall not prevent Buyer from terminating any Continuing Employee for any reason, or from changing the terms and conditions of employment and/or the rate of pay in its sole discretion. Notwithstanding anything herein to the contrary, Buyer shall not be obligated to offer employment to any of the individuals identified in writing by Buyer to Seller prior to the date of this Agreement.

           9.2.2 COBRA. Pursuant to Section 54.4980B-9, Q&A-6(b), Seller shall be responsible for giving the COBRA notice and providing the COBRA continuation coverage with respect to all Employees.

     9.3 Bennett Lawsuit. Buyer shall cooperate with FGH and provide assistance as reasonably requested by FGO or FGH in the case styled Friede & Goldman, Ltd.
v. William T. Bennett, Jr. and Bennett & Associates, L.L.C., Civil Action No. 3.02CV13BN, pending in the United States District Court for the Southern District of Mississippi (the "Bennett Suit") , and any derivative lawsuit and claim therefrom, or any cause of action or claim arising against any part or parties out of the facts and circumstances giving rise to the Bennett Suit, provided, that FGH shall reimburse Buyer for all reasonable costs incurred by Buyer for any such assistance. In settling the Bennett Suit, if such suit is settled, Seller shall use reasonable efforts to preserve the value of the Intellectual Property which is the subject of the Bennett Suit; provided, however, that Seller shall have no obligation whatsoever to pursue or prosecute the Bennett Suit and may abandon such proceedings at any time in its sole discretion.

10.  Miscellaneous.

     10.1 Attorneys' Fees. In the event that either party hereto brings an action or other proceeding to enforce or interpret the terms and provisions of this Agreement, the prevailing party in that action or proceeding shall be entitled to have and recover from the non-prevailing party all such fees, costs and expenses (including, without limitation, all court costs and reasonable attorneys' fees) as the prevailing party may suffer or incur in the pursuit or defense of such action or proceeding.

     10.2 Reasonable Access to Records and Certain Personnel. So long as the Case is pending, (i) the Buyer shall permit Seller's counsel and other professionals employed in the Case reasonable access to the financial and other books and records relating to the Property or the Business (whether in documentary or data form) for the purpose of the continuing administration of the Case (including, without limitation, the pursuit of any avoidance, preference or similar action), which access shall include (a) the right of such professionals to copy, at the Seller's expense, such documents and records as they may request in furtherance of the purposes described above, and (b) Buyer's copying and delivering to Seller or its professionals such documents or records as they may request, but only to the extent Seller or its professionals furnishes Buyer with reasonably detailed written descriptions of the materials to be so copied and Seller reimburses the Buyer for the reasonable costs and expenses thereof), and (ii) Buyer shall provide the Seller and such professionals (at no cost to the Seller) with reasonable access to the President, the Senior Vice President or the Manager of Proprietary Technology of FGL during regular business hours to assist the Seller in the continuing administration of the Case, provided that such access does not unreasonably interfere with the Buyer's business operations.

     10.3 Notices. Unless otherwise provided herein, any notice, tender, or delivery to be given hereunder by either party to the other may be effected by personal delivery in writing, or by registered or certified mail, postage prepaid, return receipt requested, and shall be deemed communicated as of the date of mailing. Mailed notices shall be addressed as set forth below, but each party may change his address by written notice in accordance with this paragraph.

          To Seller:       Friede Goldman Halter, Inc.
                           13085 Seaway Road
                           Gulfport, Mississippi 39503
                           Phone: 228-897-4800
                           Fax: 228-897-4803
                           Attn: John Alford

          With a copy to:  Andrews & Kurth LLP
                           600 Travis, Suite 4200
                           Houston, Texas 77002-3090
                           Phone: 713-220-4528
                           Fax: 713-238-7246
                           Attn: Doug Walter

                           And

                           Houlihan Lokey Howard & Zukin
                           3475 Piedmont Road, Suite 950
                           Atlanta, Georgia 30305
                           Phone: 404-495-7000
                           Fax: 404-495-9545
                           Attn: James D. Decker

          To Buyer:        FGL Acquisitions, LLC
                           8610 Magnolia Forest Drive
                           Sugarland, Texas 77479
                           Attn: Paul Geiger

                           And

                           FGL Acquisitions, LLC
                           MODEC (U.S.A.), Inc.
                           1201 Dairy Ashford, Suite 100
                           Houston, Texas  77079
                           Attn:  Michael Lipowski

          With a copy to:  Chamberlain, Hrdlicka, White Williams & Martin
                           1200 Smith Street, Suite 1400
                           Houston, Texas 77002
                           Phone: 713-658-1818
                           Fax:  713-658-2553
                           Attn: Kerry C. Williams

     10.4 Entire Agreement. This instrument and the documents to be executed pursuant hereto contain the entire agreement between the parties relating to the sale of the Property. Any oral representations or modifications concerning this Agreement or any such other document shall be of no force and effect excepting a subsequent modification in writing, signed by the party to be charged.

     10.5 Modification. This Agreement may be modified, amended or supplemented only by a written instrument duly executed by all the parties hereto.

     10.6 Closing Date. All actions to be taken on the Closing pursuant to this Agreement shall be deemed to have occurred simultaneously, and no act, document or transaction shall be deemed to have been taken, delivered or effected until all such actions, documents and transactions have been taken, delivered or effected.

     10.7 Severability. Should any term, provision or paragraph of this Agreement be determined to be illegal or void or of no force and effect, the balance of the Agreement shall survive except that, if Buyer cannot acquire and Seller cannot sell substantially all of the Property, either party may terminate this Agreement, and it shall be of no further force and effect, unless both parties agree in writing to the contrary.

     10.8 Captions. All captions and headings contained in this Agreement are for convenience of reference only and shall not be construed to limit or extend the terms or conditions of this Agreement.

     10.9 Further Assurances. Each party hereto will execute, acknowledge and deliver any further assurance, documents and instruments reasonably requested by any other party hereto for the purpose of giving effect to the transactions contemplated herein or the intentions of the parties with respect thereto.

     10.10 Waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

     10.11 Brokerage Obligations. Seller is represented by HLHZ as its exclusive sale agent with respect to the transactions contemplated herein pursuant that certain order entered by the Bankruptcy Court on October 30, 2001 and HLHZ's commission, fees and expenses are to be paid by the Seller in accordance with the terms and provisions of such order. The Seller and the Buyer each represent and warrant to the other that, except for HLHZ, such party has incurred no liability to any real estate broker or agent with respect to the payment of any commission regarding the consummation of the transaction contemplated hereby. Except for any claims of HLHZ (which are to be handled and satisfied by Seller in accordance with the above referenced order), it is agreed that if any claims for commissions, fees or other compensation, including, without limitation, brokerage fees, finder's fees, or commissions are ever asserted against Buyer or the Seller in connection with this transaction, all such claims shall be handled and paid by the party whose actions form the basis of such claim and such party shall indemnify, defend (with counsel reasonably satisfactory to the party entitled to indemnification), protect, and save and hold the other harmless from and against any and all such claims or demands asserted by any person, firm or corporation in connection with the transaction contemplated hereby.

     10.12 Payment of Fees and Expenses. Each party to this Agreement shall be responsible for, and shall pay, all of its own fees and expenses, including those of its counsel, incurred in the negotiation, preparation and consummation of the Agreement and the transaction described herein.

     10.13 Survival. Except for the covenants and agreements that are expressly to be performed after the Closing Date, none of the respective representations and warranties, covenants and agreements of Seller and Buyer herein, or in any certificates or other documents delivered prior to or at the Closing, shall survive the Closing, and Seller shall not be responsible for any post-closing liability (other than the Excluded Liabilities) or indemnification in respect thereof; provided, however, that nothing set forth in this Section 10.13 shall diminish Seller's obligation to make any payments, if required to be made by Seller, pursuant to Section 2.3.4.

     10.14 Assignments. This Agreement shall not be assigned by either party hereto without the prior written consent of the other party hereto.

     10.15 Binding Effect. Subject to the provisions of Section 10.14 above, this Agreement shall bind and inure to the benefit of the respective heirs, personal representatives, successors, and assigns of the parties hereto.

     10.16 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of Texas.

     10.17 Good Faith. All parties hereto agree to do all acts and execute all documents required to carry out the terms of this Agreement and to act in good faith with respect to the terms and conditions contained herein before and after Closing.

     10.18 Construction. In the interpretation and construction of this Agreement, the parties acknowledge that the terms hereof reflect extensive negotiations between the parties and that this

Agreement shall not be deemed, for the purpose of construction and interpretation, drafted by either party hereto.

     10.19 Counterparts. This Agreement may be signed in counterparts. The parties further agree that this Agreement may be executed by the exchange of facsimile signature pages.

     10.20 Time is of the Essence. Time is of the essence in this Agreement, and all of the terms, covenants and conditions hereof.

     10.21 Tax Effect. None of the parties (nor such parties' counsel or accountants) has made or is making in this Agreement any representation to any other party (or such party's counsel or accountants) concerning any of the tax effects or consequences on the other party of the transactions provided for in this Agreement. Each party represents that it has obtained, or may obtain, independent tax advice with respect thereto and upon which it, if so obtained, has solely relied.

     10.22 Employee Withholding. The parties agree that, pursuant to the "Alternative Procedure" provided in Section 5 of Revenue Procedure 96-60, 1996-2 C.B. 399, with respect to filing and furnishing IRS Forms W-2, W-3, and 941, (a) Seller shall report on a "predecessor-successor" basis, as set forth therein,
(b) Seller shall be relieved from furnishing Forms W-2 to any of the employees of Seller who become employees of Buyer, and (c) Buyer shall assume the obligations of Seller to furnish such Forms W-2 to such employees for the year in which the Closing occurs.

     10.23 Bankruptcy Court Jurisdiction. BUYER AND SELLER AGREE THAT THE BANKRUPTCY COURT SHALL HAVE EXCLUSIVE JURISDICTION OVER ALL DISPUTES AND OTHER MATTERS RELATING; TO (i) THE INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT EXECUTED PURSUANT HERETO; AND/OR (ii) THE PROPERTY AND/OR ASSUMED LIABILITIES, AND BUYER EXPRESSLY CONSENTS TO AND AGREES NOT TO CONTEST SUCH EXCLUSIVE JURISDICTION.

     10.24 Confidentiality Agreement. The Confidentiality Agreement dated as of January 21, 2002 between Buyer and Seller (the "Confidentiality Agreement") shall remain in full force and effect during the term specified therein.

     10.25  Waiver of Trade Practices Act.

          (a) IT IS THE INTENTION OF THE PARTIES THAT BUYER'S RIGHTS AND REMEDIES WITH RESPECT TO THIS TRANSACTION AND WITH RESPECT TO ALL ACTS OR PRACTICES OF SELLER, PAST, PRESENT OR FUTURE, IN CONNECTION WITH THIS TRANSACTION SHALL BE GOVERNED BY LEGAL PRINCIPLES OTHER THAN THE DECEPTIVE TRADE PRACTICES ACT ("DTPA"). AS SUCH, BUYER HEREBY WAIVES THE APPLICABILITY OF THE DTPA TO THIS TRANSACTION AND ANY AND ALL DUTIES, RIGHTS OR REMEDIES THAT MIGHT BE IMPOSED BY THE DTPA, WHETHER SUCH DUTIES, RIGHTS AND REMEDIES ARE APPLIED DIRECTLY BY THE DTPA ITSELF OR INDIRECTLY IN CONNECTION WITH OTHER STATUTES;

     PROVIDED, HOWEVER, BUYER DOES NOT WAIVE (S) 17.555 OF THE DTPA. BUYER ACKNOWLEDGES, REPRESENTS AND WARRANTS THAT IT IS PURCHASING THE GOODS AND/OR SERVICES COVERED BY THIS AGREEMENT FOR COMMERCIAL OR BUSINESS USE; THAT IT HAS ASSETS OF $5 MILLION OR MORE ACCORDING TO ITS MOST RECENT FINANCIAL STATEMENT PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES; THAT IT HAS KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT ENABLE IT TO EVALUATE THE MERITS AND RISKS OF A TRANSACTION SUCH AS THIS; AND THAT IT IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION WITH SELLER.

          (b) TO THE MAXIMUM EXTENT PERMITTED BY LAW, BUYER HEREBY WAIVES ALL PROVISIONS OF THE DTPA.

          (c) BUYER EXPRESSLY RECOGNIZES THAT THE PRICE FOR WHICH SELLER HAS AGREED TO PERFORM ITS OBLIGATIONS UNDER THIS AGREEMENT HAS BEEN PREDICATED UPON THE INAPPLICABILITY OF THE DTPA AND THIS WAIVER OF THE DTPA. BUYER FURTHER RECOGNIZES THAT SELLER, IN DETERMINING TO PROCEED WITH THE ENTERING INTO OF THIS AGREEMENT, HAS EXPRESSLY RELIED ON THIS WAIVER AND THE INAPPLICABILITY OF THE DTPA.

          IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the day and year first above written.

                                 FGL ACQUISITIONS, LLC


                                 By:  /s/ Michael Lipowski
                                      --------------------
                                 Name:  Michael Lipowski
                                 Its:   Sole Manager

                                 FRIEDE GOLDMAN HALTER, INC.

                                 By:  /s/ John F. Alford
                                      ------------------
                                 Name:  John F. Alford
                                 Its:   President & CEO

                                 FRIEDE & GOLDMAN LTD.

                                 By:  /s/ John F. Alford
                                      ------------------
                                 Name:  John F. Alford
                                 Its:   CEO

                                 The undersigned hereby executes this Agreement for the sole purpose of agreeing to transfer that certain Real Property Lease listed in EXHIBIT "A-1" of which the undersigned is the lessee and any and all Personal Property listed in EXHIBIT "C" to which it has title:

                                 FRIEDE GOLDMAN OFFSHORE, INC.

                                 By:  /s/ John F. Alford
                                      ------------------
                                 Name:  John F. Alford
                                 Its:   CEO

                          [SIGNATURE PAGE CONTINUES]

                                 The undersigned hereby executes this Agreement for the sole purpose of agreeing to transfer that any and all Personal Property listed in EXHIBIT "C" to which it has title:

                                 FRIEDE GOLDMAN OFFSHORE TEXAS, L.P.

                                 By:  Maritime Holdings, Inc., its general
                                 partner

                                 By:  /s/ John F. Alford
                                      ------------------
                                 Name:  John F. Alford
                                 Its:   CEO

                                    GUARANTY

     Pursuant to Section 4.1.6 hereof, MODEC, Inc. (the "Guarantor") hereby guarantees to Seller that Buyer shall in all respects duly and timely make all payments, take all actions, and otherwise fulfill all of its obligations under this Agreement or any other document or certificate executed in connection with this Agreement; and Seller shall have full recourse against Guarantor in respect thereof, without the necessity of filing suit or taking action against Buyer, and without exhausting any remedies against Buyer, to the end that Guarantor and Buyer are jointly and severally liable in respect of each and all of Buyer's obligations under this Agreement or any other document or certificate executed in connection with this Agreement.


                                 MODEC, Inc.

                                 By:  /s/ K Yamada
                                      ------------
                                 Name:  Kenji Yamada
                                 Its:   President & CEO